Exhibit 10.1

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT
by and between
THE WILLIAMS COMPANIES, INC.,
and
WPX ENERGY, INC.
Dated as of            , 2011

ii

Exhibit A	Contributed Entities
Schedule 2.6(b)(v)	Surviving Agreements
Schedule 8.3	Contracts Excluded From Indemnification
Schedule 8.3(d)	California Gas Marketing Proceedings
Schedule 8.3(e)	Gas Price Indices Proceedings

iii

SEPARATION AND DISTRIBUTION AGREEMENT
     SEPARATION AND DISTRIBUTION AGREEMENT, dated as of            , 2011 (this “Agreement”), by and between The Williams Companies, Inc., a Delaware corporation (“WMB”), and WPX Energy, Inc., a Delaware corporation (“WPX”).
RECITALS
     A. The WMB Board has determined that it would be appropriate, desirable and in the best interests of WMB and WMB’s stockholders to separate the WPX Business from WMB.
     B. In connection with the separation of the WPX Business from WMB, WMB desires to contribute or otherwise transfer, and to cause certain of its Subsidiaries to contribute or otherwise transfer, certain Assets and Liabilities associated with the WPX Business, including the stock or other equity interests of certain of WMB’s Subsidiaries dedicated to the WPX Business, to WPX and certain of WPX’s Subsidiaries (collectively, the “Contribution”).
     C. WPX intends to offer and sell for its own account a limited number of shares of WPX Common Stock pursuant to an initial public offering of such shares (the “IPO”), and in furtherance thereof, WPX has previously filed the IPO Registration Statement with the SEC.
     D. WPX intends to (i) split the 1,000 shares of WPX Common Stock held by WMB into             shares of WPX Common Stock such that WMB will own        % of the outstanding WPX Common Stock (or      % if the Underwriters exercise their over-allotment option in full) immediately following the consummation of the IPO, (ii) distribute to WMB a portion of the IPO proceeds and WPX Borrowing proceeds, and (iii) assume the WPX Liabilities.
     E. WMB intends (i) to distribute to WMB creditors the proceeds received from WPX referred to in clause (ii) in Recital D above and (ii) after the IPO, to distribute to holders of shares of WMB Common Stock the outstanding shares of WPX Common Stock then owned by WMB (the “Distribution”).
     F. WMB and WPX intend that the Contribution pursuant to Section 2.1 of this Agreement, the Distribution and the distribution by WMB to its creditors of the proceeds received from WPX referred to in clause (ii) in Recital D above, taken together, will qualify as a reorganization for U.S. federal income tax purposes pursuant to which no gain or loss will be recognized by WMB or its stockholders under Section 355, 361(b)(3), 368(a)(1)(D) and related provisions of the Code, and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code.
     G. The parties intend this Agreement and the Ancillary Agreements to set forth the principal arrangements between them regarding the Contribution, the IPO and the Distribution.

AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Table of Definitions. The following terms have the meanings set forth on the pages referenced below:

Definition	Page
Action	3
Administrative Services Agreement	3
Affiliate	3
Agreement	1
Ancillary Agreements	3
Assets	3
Bad Act	9
Business Day	4
Code	4
Consents	4
Contract	4
Contribution	1
CPR	35
Distribution	1
Distribution Agent	17
Distribution Date	4
Effective Date	4
Environmental Laws	36
Environmental Liabilities	36
Exchange Act	4
Financial Statements	4
GAAP	4
Governmental Approvals	4
Governmental Authority	4
Group	4
Hazardous Substances	36
Indemnifying Party	31
Indemnitee	31
Indemnity Payment	31
Information	4
Insurance Proceeds	5
Intended Transferee	10
Intended Transferor	10
IPO	1

Definition	Page
IPO Closing Date	5
IPO Prospectus	5
IPO Registration Statement	5
IRS	5
Law	5
Liabilities	5
Next Step Up Representatives	35
Ordinary Course of Business	5
Person	6
Proceeding	39
Record Date	6
Registration Rights Agreement	6
Regulation S-K	6
Regulation S-X	6
SEC	6
Securities Act	6
Subsidiary	6
Tax Control	6
Tax or Taxes	6
Tax Sharing Agreement	6
Third-Party Claim	32
Transition Services Agreement	7
Underwriters	7
Underwriting Agreement	7
WMB	1
WMB Annual Statements	19
WMB Board	7
WMB Business	7
WMB Common Stock	7
WMB Entities	7
WMB Group	7
WMB Indemnitees	29
WMB Liabilities	7
WMB Shared Contract	7

Table of Definitions (cont.)

Definition	Page
WMB’s Auditors	18
WPX	1
WPX Assets	7
WPX Borrowing	8
WPX Business	8
WPX Common Stock	8
WPX Credit Facility	8
WPX Entities	8
WPX Group	8

Definition	Page
WPX Indebtedness	8
WPX Indemnitees	30
WPX Liabilities	8
WPX Notes	9
WPX Shared Contract	9
WPX Transfer Agent	9
WPX Voting Stock	20
WPX’s Auditors	18

     Section 1.2 Certain Defined Terms. For the purposes of this Agreement:
          “Action” means any claim, demand, action, suit, countersuit, audit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any United States or non-United States federal, state, local or international arbitration or mediation tribunal.
          “Administrative Services Agreement” means the Administrative Services Agreement, dated as of the date hereof, between WMB and WPX, as may be amended or modified from time to time, which provides for WMB’s provision of certain services to WPX between the IPO Closing Date and the Distribution Date.
          “Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person; provided, however, that for purposes of this Agreement and the Ancillary Agreements, none of the WMB Entities shall be deemed to be an Affiliate of any WPX Entity and none of the WPX Entities shall be deemed to be an Affiliate of any WMB Entity. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.
          “Ancillary Agreements” means the Transition Services Agreement, the Administrative Services Agreement, the Tax Sharing Agreement, the Registration Rights Agreement and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement.
          “Assets” means assets, properties and rights (including goodwill and rights arising under Contracts), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of Oklahoma are authorized or required by law to close.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.
          “Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.
          “Distribution Date” means the date on which the Distribution occurs.
          “Effective Date” means 11:59 p.m., Tulsa, Oklahoma time, on the date that is immediately prior to the IPO Closing Date, or such other date as may be fixed by WMB.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
          “Financial Statements” means the Annual Financial Statements and Quarterly Financial Statements collectively.
          “GAAP” means U.S. generally accepted accounting principles.
          “Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any releases, Consents, substitutions, approvals, amendments, registrations, permits or authorizations to be obtained from, any Governmental Authority.
          “Governmental Authority” means any United States or non-United States federal, state, local, territorial, tribal or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.
          “Group” means the WMB Group or the WPX Group, as the context requires.
          “Information” means information, including books and records, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

          “Insurance Proceeds” means, with respect to any Liability to be reimbursed by an Indemnifying Party that may be covered, in whole or in part, by insurance policies written by third-party providers, the amount of insurance proceeds actually received in cash under such insurance policy with respect to such Liability, net of any costs in seeking such collection.
          “IPO Closing Date” means the first date on which the proceeds of any sale of WPX Common Stock to the Underwriters are received.
          “IPO Prospectus” means the prospectus included in the IPO Registration Statement, including any prospectus subject to completion, final prospectus, or any supplement to or amendment of any of the foregoing.
          “IPO Registration Statement” means the Registration Statement on Form S-1 of WPX filed with the SEC pursuant to the Securities Act, registering the shares of WPX Common Stock to be issued in the IPO, together with all amendments thereto.
          “IRS” means the U.S. Internal Revenue Service.
          “Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.
          “Liabilities” means any and all losses, claims, charges, debts, demands, Actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, penalties, covenants, Contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement or incurred by a party hereto or thereto in connection with enforcing its rights to indemnification hereunder or thereunder, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.
     “Ordinary Course of Business” means the ordinary course of the WPX Business as conducted by WMB and its Subsidiaries prior to the Effective Date consistent with historical custom and practice during normal day-to-day operations and not requiring any special authorization of any nature.
          “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
          “Record Date” means the close of business on the date to be determined by WMB’s Board of Directors as the record date for determining the stockholders of WMB entitled to receive shares of WPX Common Stock pursuant to the Distribution.
          “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, between WMB and WPX, as may be amended or modified from time to time.
          “Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.
          “Regulation S-X” means Regulation S-X of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
          “Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.
          “Tax Control” means the definition of “control” set forth in Section 368(c) of the Code.
          “Tax” or “Taxes” shall have the same meaning as ascribed to such term in the Tax Sharing Agreement.
          “Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date hereof, between WMB and WPX, as may be amended or modified from time to time.

          “Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between WMB and WPX, as may be amended or modified from time to time, which provides for WMB’s provision of certain services to WPX on and after the Distribution Date.
          “Underwriters” means the managing underwriters for the IPO as described in the IPO Registration Statement.
          “Underwriting Agreement” means the Underwriting Agreement between WMB, WPX and the Underwriters relating to the IPO, as amended from time to time.
          “WMB Board” means the Board of Directors of WMB or an authorized committee thereof.
          “WMB Business” means the business and operations other than the WPX Business conducted by WMB and the WMB Entities (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) at any time prior to, on or after the Effective Date.
          “WMB Common Stock” means the common stock, par value $1.00 per share, of WMB.
          “WMB Entities” means the members of the WMB Group.
          “WMB Group” means WMB and each direct or indirect Subsidiary of WMB, other than Persons in the WPX Group.
          “WMB Liabilities” means (without duplication): (a) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement to be retained or assumed by WMB or any WMB Entity, and all agreements, obligations and Liabilities of any WMB Entity under this Agreement or any of the Ancillary Agreements; (b) all Liabilities to the extent relating to, arising out of or resulting from the operation of the WMB Business, as conducted at any time prior to, on or after the Effective Date; and (c) all other Liabilities of any member of the WMB Group that are not WPX Liabilities.
          “WMB Shared Contract” means any Contract relating in part to the WPX Business not included in the WPX Assets.
          “WPX Assets” means all of WMB’s and its Subsidiaries’ right, title and interest in and to:
          (a) any and all Assets of WMB and its Subsidiaries that are used exclusively or held for use exclusively in the WPX Business (other than WMB’s direct or indirect equity interests in Williams Production Services, LLC and Williams Gas Marketing Services, LLC), including without limitation (i) all of WMB’s direct or indirect stock or other equity interests in the entities set forth on Exhibit A which have been or are hereby contributed as part of the Contribution, and (ii) certain Assets of WMB that may have been previously contributed to WPX; and

          (b) any and all Assets that are expressly listed, scheduled or otherwise clearly described in any Ancillary Agreement as Assets to be transferred to any WPX Entity.
          “WPX Borrowing” means the new indebtedness of WPX to be incurred pursuant to the issuance of the WPX Notes and the closing of the WPX Credit Facility (and any subsequent borrowings under the WPX Credit Facility).
          “WPX Business” means the exploration and production business and any other business and operations conducted by WPX and the WPX Entities (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) at any time prior to, on or after the Effective Date.
          “WPX Common Stock” means, collectively, the Common Stock, par value $1.00 per share, of WPX and any other class or series of common stock of WPX currently existing or hereinafter created.
          “WPX Credit Facility” means the senior unsecured credit facility contemplated to be entered into by WPX concurrently with the IPO with a syndicate of bank and institutional lenders on such terms and conditions as agreed to by WMB, WPX and the other parties to the WPX Credit Facility.
          “WPX Entities” means the members of the WPX Group.
          “WPX Group” means WPX and each direct or indirect Subsidiary of WPX.
          “WPX Indebtedness” means the aggregate principal amount of total Liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of the WPX Group collectively, as determined for purposes of its Financial Statements prepared in accordance with GAAP.
          “WPX Liabilities” means (without duplication):
          (a) any and all Liabilities to the extent arising out of or relating to the WPX Business or the WPX Assets, in each case whether such Liabilities arise or accrue prior to, on or after the Effective Date (other than Tax-related Liabilities, which are exclusively governed by the Tax Sharing Agreement);
          (b) any and all Liabilities to the extent arising out of or relating to the operation of any business conducted by any WPX Entity at any time after the Effective Date;
          (c) any and all Liabilities that are expressly listed, scheduled or otherwise clearly described in any Ancillary Agreement as Liabilities to be assumed by WPX or any WPX Entity; and

          (d) all obligations of the WPX Group under or pursuant to this Agreement, any Ancillary Agreement or any other instrument entered into in connection herewith or therewith.
          “WPX Notes” means the senior unsecured notes contemplated to be issued by WPX concurrently with the IPO on such terms and conditions as agreed to by WMB, WPX and the underwriters for the WPX Notes.
          “WPX Shared Contract” means any Contract included in the WPX Assets relating in part to the WMB Business.
          “WPX Transfer Agent” means the transfer agent and registrar for the WPX Common Stock.
ARTICLE II
THE CONTRIBUTION
     Section 2.1 Contribution of WPX Assets. Unless otherwise provided in this Agreement or in any Ancillary Agreement, on or before the Effective Date, WMB will (and WMB will cause its applicable Subsidiaries to) assign, transfer and convey to WPX and its applicable Subsidiaries, and WPX will receive and accept from WMB and its applicable Subsidiaries, all of WMB’s and its applicable Subsidiaries’ right, title and interest in and to the WPX Assets. Such assignments, transfers and conveyances will be effective at such times as provided in each respective Ancillary Agreement and will be subject to the terms and conditions of this Agreement and any applicable Ancillary Agreement.
     Section 2.2 Assumption of Liabilities. Unless otherwise provided in this Agreement or in any Ancillary Agreement, on or before the Effective Date, WPX will (and WPX will cause its applicable Subsidiaries to) assume, and on a timely basis pay, perform, satisfy and discharge the WPX Liabilities in accordance with their respective terms. WPX and its applicable Subsidiaries will be responsible for all WPX Liabilities, regardless of (a) when or where such Liabilities arose or arise, (b) whether the facts on which they are based occurred on, prior to or subsequent to the Effective Date, (c) where or against whom such Liabilities are asserted or determined, (d) whether asserted or determined on, prior to or subsequent to the Effective Date, or (e) whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation (each, a “Bad Act”) by any member of the WMB Group, the WPX Group or any of their respective past or present representatives; provided, however, that this Section 2.2 will not limit WPX’s right to make a claim against a WMB Group member for Losses suffered by it to the extent that such Losses are a direct result of a Bad Act committed by a WMB Group member subsequent to the Effective Date. Such assumptions of WPX Liabilities will be effective at such times as provided in each respective Ancillary Agreement and will be subject to the terms and conditions of this Agreement and any applicable Ancillary Agreement.
     Section 2.3 Effective Date; Deliveries. In furtherance of the assignment, transfer and conveyance of the WPX Assets and the assumption of the WPX Liabilities as set forth in this Agreement and the Ancillary Agreements, unless otherwise provided in this Agreement or in any Ancillary Agreement, on or before the Effective Date, the parties will execute and deliver, and they will cause their respective Subsidiaries and representatives, as applicable, to execute and deliver: (a) each of the Ancillary Agreements; (b) such bills of sale, stock powers, certificates of title, assignments of Contracts, subleases and other instruments of transfer, conveyance and assignment as, and to the extent, necessary or convenient to evidence the transfer, conveyance and assignment to WPX (or, as applicable, its Subsidiaries) of all of WMB’s (or, as applicable, its Subsidiaries’) right, title and interest in and to the WPX Assets; and (c) such assumptions of Contracts and other instruments of assumption as, and to the extent, necessary or convenient to evidence the valid and effective assumption of the WPX Liabilities by WPX (or, as applicable, its Subsidiaries).
     Section 2.4 Transfers Not Effected on or before the Effective Date.
          (a) The parties acknowledge and agree that some of the transfers contemplated by this Article II may not be effected on or before the Effective Date due to the inability of the parties to obtain necessary Consents or approvals or the inability of the parties to take certain other actions necessary to effect such transfers on or before the Effective Date. To the extent any transfers contemplated by this Article II have not been fully effected on or before the Effective Date, WMB and WPX will cooperate and use commercially reasonable efforts (and will cause the applicable members of its respective Group to use such efforts) to obtain any necessary Consents or approvals or take any other actions necessary to effect such transfers as promptly as practicable following the Effective Date.
          (b) Nothing in this Agreement will be deemed to require the transfer or assignment of any Contract or other Asset by any WMB Entity (an “Intended Transferor”) to any WPX Entity (an “Intended Transferee”) to the extent that such transfer or assignment would constitute a material breach of such Contract or cause forfeiture or loss of such Asset; provided, however, that even if such Contract or other Asset cannot be so transferred or assigned, such Contract or other Asset will be deemed a WPX Asset solely for purposes of determining whether any Liability is a WPX Liability.
          (c) If an attempted assignment would be ineffective or would impair an Intended Transferee’s rights under any such WPX Asset so that the Intended Transferee would not receive all such rights, then the parties will use commercially reasonable efforts to provide to, or cause to be provided to, the Intended Transferee, to the extent permitted by law, the rights of any such WPX Asset and take such other actions as may reasonably be requested by the other party in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such WPX Asset had been transferred as contemplated hereby. In connection therewith, (i) the Intended Transferor will promptly pass along to the Intended Transferee when received all benefits derived by the Intended Transferor with respect to any such WPX Asset, and (ii) the Intended Transferee will pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor’s obligations with respect to any such WPX Asset in a timely manner and in accordance with the terms thereof which it may do without breach. If and when such Consents or approvals are obtained or such other required actions have been taken, the transfer of the applicable WPX Asset will be effected in accordance with the terms of this Agreement and any applicable Ancillary Agreement.
     Section 2.5 Shared Contracts. The parties agree as follows:
          (a) At the written request of WPX, WMB will, and will cause other members of the WMB Group to, to the extent permitted by the applicable WMB Shared Contract and applicable law, make available to WPX or applicable members of the WPX Group the benefits and rights under the WMB Shared Contracts (except where the benefits or rights under such WMB Shared Contracts are specifically provided pursuant to an Ancillary Agreement) which are substantially equivalent to the benefits and rights enjoyed by the WMB Group under each WMB Shared Contract for which such request is made by WPX, to the extent such benefits relate to the WPX Business; provided, however, that the applicable members of the WPX Group will assume and discharge (or promptly reimburse WMB for) the obligations and liabilities under the relevant WMB Shared Contracts associated with the benefits and rights so made available to them.
          (b) At the written request of WMB, WPX will, and will cause other members of the WPX Group to, to the extent permitted by the applicable WPX Shared Contract and applicable law, make available to WMB or applicable members of the WMB Group the benefits and rights under the WPX Shared Contracts (except where the benefits or rights under such WPX Shared Contracts are specifically provided pursuant to an Ancillary Agreement) which are substantially equivalent to the benefits and rights enjoyed by the WPX Group under each WPX Shared Contract for which such request is made by WMB, to the extent such benefits relate to the WMB Business; provided, however, that the applicable members of the WMB Group will assume and discharge (or promptly reimburse WPX for) the obligations and liabilities under the relevant WPX Shared Contracts associated with the benefits and rights so made available to them.
          (c) The parties’ rights and obligations pursuant to this Section 2.5 will terminate upon the earliest to occur of (i) the Distribution Date, (ii) the termination of WMB’s obligation to effect the Distribution pursuant to Section 9.1, and (iii) with respect to any WMB Shared Contract or WPX Shared Contract in particular, such time that the arrangement pursuant to this Section 2.5 is no longer permitted thereunder.
     Section 2.6 Termination of Agreements.
          (a) Except as set forth in Section 2.6(b), the WMB Entities, on the one hand, and the WPX Entities, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings (including intercompany work orders), whether or not in writing, between or among any WMB Entity, on the one hand, and any WPX Entity, on the other hand, effective as of the Effective Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect from and after the Effective Date. Each party shall, at the reasonable request of the other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

          (b) The provisions of Section 2.6(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):
               (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any WMB Entity or WPX Entity);
               (ii) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary or non-wholly owned Affiliate of WMB or WPX, as the case may be, is a party;
               (iii) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive the Effective Date;
               (iv) any confidentiality or non-disclosure agreements among any members of either Group or employees of any member of either Group, including any obligation not to disclose proprietary or privileged information; and
               (v) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.6(b)(v).
          (c) Except as otherwise expressly and specifically provided in this Agreement or any Ancillary Agreement, all intercompany receivables, payables, loans and other accounts between any WMB Entity, on the one hand, and any WPX Entity, on the other hand, in existence as of immediately prior to the Effective Date shall be satisfied and/or settled by the relevant members of the WMB Group and the WPX Group no later than the Effective Date by (i) forgiveness by the relevant obligor or (ii) one or a related series of repayments, distributions of and/or contributions to capital, in each case as determined by WMB.
     Section 2.7 Governmental Approvals and Consents. To the extent that any of the transactions contemplated by this Agreement or any Ancillary Agreement requires any Governmental Approval or Consent, the parties will use their reasonable best efforts to obtain such Governmental Approval or Consent.
     Section 2.8 Disclaimer of Representations and Warranties. Each of WMB (on behalf of itself and each other WMB Entity) and WPX (on behalf of itself and each other WPX Entity) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party (including its Affiliates) to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is making any representations or warranties relating in any way to the Contribution, Distribution or WPX Assets.

ARTICLE III
THE IPO AND THE WPX NOTES
     Section 3.1 Actions Prior to the IPO. Subject to the conditions hereof, WMB and WPX will use their commercially reasonable efforts to consummate the IPO, including, without limitation, by taking the actions specified in this Section 3.1.
          (a) WPX will file such amendments or supplements to the IPO Registration Statement as may be necessary in order to cause the IPO Registration Statement to become and remain effective as required by applicable law or by the Underwriters, including, without limitation, filing such amendments and supplements thereto as may be required by the Underwriting Agreement, the SEC or applicable securities laws.
          (b) WPX will enter into the Underwriting Agreement, in form and substance reasonably satisfactory to each party, and each party will comply with its respective obligations thereunder.
          (c) WPX will use its commercially reasonable efforts to take all such action as may be necessary or appropriate under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the IPO.
          (d) WPX will prepare, file and use commercially reasonable efforts to seek to make effective, an application for listing of the WPX Common Stock to be issued in the IPO on the New York Stock Exchange, subject to official notice of issuance.
          (e) WPX will participate in the preparation of materials and presentations that WMB and the Underwriters will deem necessary or desirable.
          (f) WPX will cooperate in all respects with WMB in connection with the pricing and timing of the WPX Common Stock to be issued in the IPO and will, at WMB’s direction, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.
     Section 3.2 Use of IPO Proceeds. The IPO will be a primary offering of WPX Common Stock, and WPX shall use the net proceeds from the IPO as set forth in the IPO Prospectus.
     Section 3.3 Conditions to the IPO. The obligations of the parties to consummate the IPO will be subject to such conditions as WMB will determine in its sole and absolute discretion, which conditions will be for the sole benefit of WMB, may be waived by WMB in its sole and absolute discretion, and any determination by WMB regarding the satisfaction or waiver of any of such conditions will be conclusive. Such conditions will include, without limitation, the conditions specified in this Section 3.3.

          (a) The IPO Registration Statement will have been declared effective by the SEC, and there will be no stop order in effect with respect thereto and no proceeding for that purpose will have been instituted by the SEC.
          (b) The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) referred to in Section 3.1 will have been taken and, where applicable, have become effective or been accepted.
          (c) The WPX Common Stock to be issued in the IPO will have been accepted for listing on the New York Stock Exchange, subject to official notice of issuance.
          (d) WPX will have entered into the Underwriting Agreement and all conditions to the obligations of WPX and the Underwriters thereunder will have been satisfied or waived.
          (e) WMB will be satisfied in its sole and absolute discretion that (i) it will possess Tax Control of WPX immediately following the consummation of the IPO, (ii) all other matters regarding the Tax consequences of the Distribution will, to the extent applicable as of the time the IPO is consummated, be satisfied or can reasonably be anticipated to be satisfied, and (iii) there will be no event or condition that may cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.
          (f) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the IPO or any of the other transactions contemplated by this Agreement or any Ancillary Agreement will be in effect.
          (g) WMB will have determined that the terms of the IPO, including the timing and pricing thereof, and other material matters in connection therewith, are acceptable to WMB.
          (h) WPX will have incurred the WPX Borrowing on terms and with lender(s) acceptable to WMB.
          (i) This Agreement will not have been terminated.
     Section 3.4 Split of Outstanding WPX Common Stock. Prior to the consummation of the IPO, WMB and WPX will each take all actions (including, without limitation, such actions that are required to effect the adoption by WPX of an amended and restated certificate of incorporation) that WMB determines, in its sole discretion, may be required to provide for the split of the issued and outstanding shares of WPX Common Stock held by WMB as of the date hereof into             shares of WPX Common Stock, such that WMB possesses Tax Control of WPX directly and of Apco Oil and Gas International Inc. indirectly at all times before, at the time of, and immediately following, the consummation of the IPO.

     Section 3.5 WPX Notes Proceeds. WPX will distribute to WMB a portion of the proceeds from the issuance of the WPX Notes, as more fully set forth in the IPO Prospectus or the offering memorandum for the WPX Notes.
ARTICLE IV
THE DISTRIBUTION
     Section 4.1 The Distribution. WMB intends, following the consummation of the IPO, to complete the Distribution in 2012. WMB will, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, WMB may, at any time and from time to time until the completion of the Distribution, modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. WPX will cooperate with WMB in all respects to accomplish the Distribution and will, at WMB’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, to the extent necessary, the registration under the Securities Act and the Exchange Act of the WPX Common Stock on an appropriate registration form or forms to be designated by WMB. WMB will select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for WMB, provided, however, that nothing in this Agreement will prohibit WPX from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.
     Section 4.2 Actions Prior to the Distribution. In connection with the Distribution, the parties will take the actions set forth in this Section 4.2.
          (a) WMB and WPX will prepare and mail, prior to any Distribution Date, to the holders of WMB Common Stock, such information concerning WPX and the Distribution and such other matters as WMB reasonably determines and as may be required by law. WMB and WPX will prepare, and WPX will, to the extent required by applicable law, file with the SEC any such documentation that WMB determines is necessary or desirable to effect the Distribution, and WMB and WPX will each use its commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.
          (b) WPX will use its commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Distribution.
          (c) WPX will prepare, file and use commercially reasonable efforts to seek to make effective, an application for listing of the WPX Common Stock to be distributed in the Distribution on the New York Stock Exchange, subject to official notice of issuance.
          (d) WPX will take all reasonable steps necessary or desirable to cause the conditions set forth in Section 4.3 to be satisfied and to effect the Distribution.
     Section 4.3 Conditions to the Distribution. The consummation of the Distribution will be subject to the satisfaction, or waiver by WMB in its sole and absolute discretion, of the conditions set forth in this Section 4.3. Any determination by WMB regarding the satisfaction or waiver of any of such conditions will be conclusive. For the avoidance of doubt, in the event that WMB determines not to consummate the Distribution because one or more of such conditions is not satisfied or for any other reason, such determination by WMB will not impact the effectiveness of the Contribution or the IPO.
          (a) The receipt by WMB, in form and substance satisfactory to it, of a ruling by the IRS and an opinion from its legal advisors regarding the tax consequences of the Distribution and such other matters, as it will determine to be necessary or advisable in its sole and absolute discretion.
          (b) The receipt of any Governmental Approvals and material Consents necessary to consummate the Distribution, which Governmental Approvals and Consents will be in full force and effect.
          (c) No order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution will be in effect and no other event outside the control of WMB will have occurred or failed to occur that prevents the consummation of the Distribution.
          (d) The actions and filings necessary or appropriate under applicable securities laws in connection with the Distribution will have been taken or made, and, where applicable, have become effective or been accepted.
          (e) The WPX Common Stock to be distributed in the Distribution will have been accepted for listing on the New York Stock Exchange, subject to official notice of issuance.
          (f) The receipt by WMB, in form and substance satisfactory to it, of (i) an opinion from Delaware counsel, selected by WMB in its sole and absolute discretion, regarding the appropriateness of the determination by the WMB Board that WMB has sufficient surplus under Delaware law to permit the Distribution, (ii) an opinion from its financial advisor with respect to (A) the fairness, as of the date of such opinion, to holders of WMB Common Stock, from a financial point of view, of the Distribution, and (B) the ability of WMB and WPX, given their respective capital structures following the Distribution, to finance their respective operating and capital requirements through a specified date based on conditions in the capital markets as of the date of such opinion, and (iii) appropriate certificates from WPX and/or WPX’s senior management with respect to factual matters required by the advisors to render the opinions referenced in (i) and (ii).

     Section 4.4 Certain Stockholder Matters.
          (a) Subject to Section 4.3 hereof, on or prior to the Distribution Date, WMB will deliver to a distribution agent to be appointed by WMB (the “Distribution Agent”) for the benefit of holders of record of WMB Common Stock on the Record Date, a single stock certificate, endorsed by WMB in blank, representing all of the outstanding shares of WPX Common Stock then owned by WMB, and WMB will instruct the Distribution Agent to deliver to the WPX Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of WMB Common Stock entitled to receive shares of WPX Common Stock in connection with the Distribution. WMB will cause its transfer agent to instruct the Distribution Agent to distribute on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of shares of WPX Common Stock to each such holder or designated transferee(s) of such holder. WMB will cooperate, and will instruct the Distribution Agent to cooperate, with WPX and the WPX Transfer Agent, and WPX will cooperate, and will instruct the WPX Transfer Agent to cooperate, with WMB and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of WPX Common Stock to be distributed to the holders of WMB Common Stock in connection with the Distribution.
          (b) Subject to Section 4.4(d), each holder of WMB Common Stock on the Record Date (or such holder’s designated transferee(s)) will be entitled to receive in the Distribution a number of shares of WPX Common Stock equal to the number of shares of WMB Common Stock held by such holder on the Record Date, multiplied by a fraction, (i) the numerator of which is the number of shares of WPX Common Stock beneficially owned by WMB or any other member of the WMB Group on the Record Date, and (ii) the denominator of which is the number of Shares of WMB Common Stock outstanding on the Record Date. In the event that the Distribution consists of more than one class of WPX Common Stock, each holder of WMB Common Stock will receive shares of WPX Common Stock, calculated as provided above, except that the calculation will be performed separately for each such class of stock. WMB, in its sole discretion, may distribute cash in lieu of any fractional shares received by a holder of WMB Common Stock.
          (c) Until such WPX Common Stock is duly transferred in accordance with applicable law, WPX will regard the Persons entitled to receive such WPX Common Stock as record holders of WPX Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. WPX agrees that, subject to any transfers of such stock, (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of WPX Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of WPX Common Stock then held by such holder.
          (d) Notwithstanding anything to the contrary in this Section 4.4, in the event that the Distribution is not made in the form of a pro rata distribution of WPX

Common Stock to holders of WMB Common Stock, the above provisions of this Section 4.4 will not apply to the Distribution.
          (e) If WMB determines (in its sole discretion) to effect the separation of WPX from WMB through a transaction other than the Distribution (whether by means of a split off, a share exchange or otherwise), WPX shall use commercially reasonable efforts to take all actions (or refrain from any actions) reasonably requested by WMB in connection therewith.
ARTICLE V
FINANCIAL AND OTHER COVENANTS
     Section 5.1 Financial and Other Information.
          (a) Financial Information. WPX agrees that, for so long as WMB is required to consolidate the results of operations and financial position of WPX and any other members of the WPX Group or to account for its investment in WPX under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements), WPX will: (i) comply with all requirements under applicable law regarding disclosure controls and procedures and internal control over financial reporting; (ii) maintain internal systems and procedures that will provide WMB with reasonable assurance that WPX’s financial statements and other publicly reported information is reliable and timely prepared in accordance with GAAP and any other applicable law; and (iii) provide WMB with financial reports, including consolidated financial statements (and notes thereto) and discussion and analysis by management of WPX’s financial condition and liquidity, in the form, and in accordance with the dates, specified by WMB.
          (b) Auditors and Audits; Annual Statements and Accounting. WPX agrees that, for so long as WMB is required to consolidate WPX’s results of operations and financial position or to account for its investment in WPX under the equity method of accounting (in accordance with GAAP):
               (i) Selection of WPX Auditors. Unless required by law, WPX will not select a different accounting firm than Ernst & Young LLP (or its affiliate accounting firms) (unless so directed by WMB in accordance with a change by WMB in its accounting firm) to serve as its (and the WPX Affiliates’) independent certified public accountants (“WPX’s Auditors”) without WMB’s prior written consent (which will not be unreasonably withheld); provided, however, that, to the extent any such WPX Affiliates are currently using a different accounting firm to serve as their independent certified public accountants, such WPX Affiliates may continue to use such accounting firm provided such accounting firm is reasonably satisfactory to WMB.
               (ii) Audit Timing. WPX will use its commercially reasonable efforts to enable WPX’s Auditors to complete their audit such that they will date their opinion on the Annual Financial Statements on the same date that WMB’s independent certified public accountants (“WMB’s Auditors” ) date their opinion on WMB’s audited annual financial statements (the “WMB Annual Statements”), and to enable WMB to meet its timetable for the printing, filing and public dissemination of the WMB Annual Statements, all in accordance with Section 5.1(a) hereof and as required by applicable law.
               (iii) Information Needed by WMB. WPX will provide to WMB on a timely basis all information that WMB reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the WMB Annual Statements in accordance with Section 5.1(a) hereof and as required by applicable law. Without limiting the generality of the foregoing, WPX will provide all required financial information with respect to the WPX Group to WPX’s Auditors in a sufficient and reasonable time and in sufficient detail to permit WPX’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to WMB’s Auditors with respect to information to be included or contained in the WMB Annual Statements.
               (iv) Access to WPX Auditors. WPX will authorize WPX’s Auditors to make available to WMB’s Auditors both the personnel who performed, or are performing, the annual audit of WPX and work papers related to the annual audit of WPX, in all cases within a reasonable time prior to WPX’s Auditors’ opinion date, so that WMB’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of WPX’s Auditors as it relates to WMB’s Auditors’ report on WMB’s statements, all within sufficient time to enable WMB to meet its timetable for the printing, filing and public dissemination of the WMB Annual Statements.
               (v) Access to Records. If WMB determines in good faith that there may be some inaccuracy in a WPX Group member’s financial statements or deficiency in a WPX Group member’s internal accounting controls or operations that could materially impact WMB’s financial statements, at WMB’s request, WPX will provide WMB’s internal auditors with access to the WPX Group’s books and records so that WMB may conduct reasonable audits relating to the financial statements provided by WPX under this Agreement as well as to the internal accounting controls and operations of the WPX Group.
               (vi) Notice of Changes. Subject to Section 5.1(a)(vii), WPX will give WMB as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, WPX’s accounting estimates or accounting principles from those in effect on the Effective Date. WPX will consult with WMB and, if requested by WMB, WPX will consult with WMB’s Auditors with respect thereto. WPX will not make any such determination or changes without WMB’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in WPX’s or WMB’s financial statements as filed with the SEC or otherwise publicly disclosed therein.
               (vii) Accounting Changes Requested by WMB. Notwithstanding clause (vi) above, WPX will make any changes in its accounting estimates or accounting principles that are requested by WMB in order for WPX’s accounting practices and principles to be consistent with those of WMB.

               (viii) Special Reports of Deficiencies or Violations. WPX will report in reasonable detail to WMB the following events or circumstances promptly after any executive officer of WPX or any member of the WPX Board of Directors becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect WPX’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in WPX’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of law that an attorney representing any WPX Group member has formally made to any officers or directors of WPX pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).
     Section 5.2 Other Covenants. In addition to the other covenants contained in this Agreement and the Ancillary Agreements, WPX hereby covenants and agrees that, for so long as WMB beneficially owns at least 50% of the total voting power of all classes of then outstanding capital stock of WPX entitled to vote generally in the election of directors (“WPX Voting Stock”):
          (a) WPX will not, without the prior written consent of WMB (which WMB may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of WMB to freely sell, transfer, assign, pledge or otherwise dispose of shares of WPX Common Stock or would restrict or limit the rights of any transferee of WMB as a holder of WPX Common Stock. Without limiting the generality of the foregoing, WPX will not, without the prior written consent of WMB (which WMB may withhold in its sole and absolute discretion), take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, WMB as a WPX stockholder either (i) solely as a result of the amount of Common Stock owned by WMB or (ii) in a manner not applicable to WPX stockholders generally.
          (b) WPX will not, without the prior written consent of WMB (which it may withhold in its sole and absolute discretion), issue any shares of WPX Common Stock or any rights, warrants or options to acquire WPX Common Stock (including, without limitation, securities convertible into or exchangeable for WPX Common Stock), if after giving effect to such issuances and considering all of the shares of WPX Common Stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), WMB would own (i) less than 50% of the total value of all classes of stock of WPX, (ii) less than 80% of the WPX Voting Stock, (iii) less than 80% of any class of stock other than WPX Voting Stock or (iv) less than 80% of the total value of all classes of stock of WPX.
          (c) To the extent that WMB is a party to any Contracts that provide that certain actions or inactions of WMB Affiliates (which for purposes of such Contract includes any member of the WPX Group) may result in WMB being in breach of or in default under such Contracts and WMB has advised WPX of the existence, and has furnished WPX with copies, of such Contracts (or the relevant portions thereof), WPX will not take or fail to take, as applicable, and WPX will cause the other members of the WPX Group not to take or fail to take, as applicable, any actions that reasonably could result in WMB being in breach of or in default under any such Contract. The parties acknowledge and agree that from time to time WMB may in good faith (and not solely with the intention of imposing restrictions on WPX pursuant to this covenant) enter into additional Contracts or amendments to existing Contracts that provide that certain actions or inactions of WMB Subsidiaries or Affiliates (including, for purposes of this Section 5.2(c), members of the WPX Group) may result in WMB being in breach of or in default under such Contracts. In such event, provided WMB has notified WPX of such additional Contracts or amendments to existing Contracts, WPX will not thereafter take or fail to take, as applicable, and WPX will cause the other members of the WPX Group not to take or fail to take, as applicable, any actions that reasonably could result in WMB being in breach of or in default under any such additional Contracts or amendments to existing Contracts. WMB acknowledges and agrees that WPX will not be deemed in breach of this Section 5.2(c) to the extent that, prior to being notified by WMB of an additional Contract or an amendment to an existing Contract pursuant to this Section 5.2(c), a WPX Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 5.2(c) had such action(s) or inaction(s) occurred after such notification, provided that WPX does not, after notification by WMB, take any further action or fail to take any action that contributes further to such breach or default. WPX agrees that any Information provided to it pursuant to this Section 5.2(c) will constitute Information that is subject to WPX’s obligations under Article VI.
     Section 5.3 Covenants Regarding the Incurrence of Indebtedness.
          (a) WPX hereby covenants and agrees that, for so long as WMB is required to consolidate the results of operations and financial position of WPX and any other members of the WPX Group or to account for its investment in WPX under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements), WPX will not, and WPX will not permit any other member of the WPX Group to, without WMB’s prior written consent (which WMB may withhold in its sole and absolute discretion), create, incur, assume or suffer to exist any WPX Indebtedness (other than the WPX Borrowing).
          (b) In order to implement this Section 5.3, WPX will notify WMB in writing at least 45 Business Days prior to the time it or any other member of the WPX Group contemplates incurring any WPX Indebtedness of its intention to do so and will obtain WMB’s prior written consent to the incurrence of such proposed additional WPX Indebtedness. Any such written notification from WPX to WMB will include documentation of any existing WPX Indebtedness and estimated WPX Indebtedness after giving effect to such proposed incurrence of additional WPX Indebtedness. WMB will have the right to verify the accuracy of such information and WPX will cooperate fully with WMB in such effort (including, without limitation, by providing WMB with access to the working papers and underlying documentation related to any calculations used in determining such information).

ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY
     Section 6.1 Agreement for Exchange of Information.
          (a) Except in the case of an adversarial Action or threatened adversarial Action related to a request hereunder by any member of either the WMB Group or the WPX Group against any member of the other Group (which shall be governed by such discovery rules as may be applicable thereto), and subject to Section 6.1(b), each of WMB and WPX, on behalf of the members of its respective Group, shall use reasonable best efforts to provide (except as otherwise provided in this Agreement or any Ancillary Agreement, at the sole cost and expense of the requesting party), or cause to be provided, to the other Group, at any time before or after the Effective Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of the members of such respective Group that the requesting party reasonably requests (i) in connection with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities, defense contracting or tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax, insurance or other proceeding or in order to satisfy audit, accounting, claims, regulatory, investigation, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement, any Ancillary Agreement or the WPX Borrowing. The receiving party shall use any Information received pursuant to this Section 6.1(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in the immediately preceding sentence and shall otherwise take reasonable steps to protect such Information. Nothing in this Section 6.1 shall be construed as obligating a party to create Information not already in its possession or control.
          (b) In the event that any party determines that the exchange of any Information pursuant to Section 6.1(a) is reasonably likely to violate any Law or binding agreement, or waive or jeopardize any attorney-client privilege, or attorney work product protection, such party shall not be required to provide access to or furnish such Information to the other party; provided, however, that the parties shall take all reasonable measures to permit compliance with Section 6.1(a) in a manner that avoids any such harm or consequence. WMB and WPX intend that any provision of access to or the furnishing of Information that would otherwise be within the ambit of any legal privilege shall not operate as a waiver of such privilege.
          (c) After the Effective Date, each of WMB and WPX shall maintain in effect systems and controls reasonably intended to enable the members of the other Group to satisfy their respective known reporting, accounting, disclosure, audit and other obligations.
     Section 6.2 Ownership of Information. Any Information owned by a member of one Group that is provided to a requesting party pursuant to Section 6.1 shall be deemed to remain the property of the providing party. Except as specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
     Section 6.3 Compensation for Providing Information. The party requesting Information pursuant to Section 6.1 agrees to reimburse the party providing such Information for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.
     Section 6.4 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement from and after the Effective Date, each of the parties agrees to use reasonable best efforts to retain all Information in accordance with WMB’s “Records and Information Management Policy” as in effect immediately prior to the Effective Date or as modified in good faith thereafter.
     Section 6.5 Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement that is an opinion, estimate or forecast, or that is based on an opinion, estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after reasonable best efforts by such party to comply with the provisions of Section 6.4.
     Section 6.6 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI shall be subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.
     Section 6.7 Cooperation.
          (a) From and after the Effective Date, except in the case of an adversarial Action or threatened adversarial Action by any member of either the WMB Group or the WPX Group against any member of the other Group (which shall be governed by such discovery rules as may be applicable thereto), each party, upon reasonable written request of the other party, shall use reasonable efforts to cooperate and consult in good faith with the other party to the extent such cooperation and consultation is reasonably necessary with respect to (i) any Action, (ii) this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby or (iii) any audit, investigation or any other legal requirement, and, upon reasonable written request of the other party, shall use reasonable efforts to make available to such other party the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group (whether as witnesses or otherwise). The requesting party shall bear all costs and expenses in connection therewith.

          (b) Notwithstanding the foregoing, Section 6.7(a) shall not require a party to take any step that would significantly interfere, or that such party reasonably determines could significantly interfere, with its business.
     Section 6.8 Confidentiality.
          (a) Subject to Section 6.9, each of WMB and WPX, on behalf of itself and each member of its Group, shall hold, and shall cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own business sensitive and proprietary information, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by any member of such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of such party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any member of such party’s Group), which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the disclosing party or its Group.
          (b) No receiving party shall release or disclose, or permit to be released or disclosed, any such Information concerning the other Group to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 6.9. Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each disclosing party will, promptly after the request of the receiving party, either return to the disclosing party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).
     Section 6.9 Protective Arrangements. In the event that any party or any member of its Group either determines on the advice of its counsel that it should disclose any Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority or properly constituted arbitral authority to disclose or provide Information of any other party (or any member of any other party’s Group) that is subject to the confidentiality provisions hereof, the Person required to disclose the Information shall give the applicable Person prompt, and to the extent reasonably practicable, prior written notice of such disclosure and an opportunity to contest such disclosure, and shall use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective arrangement or order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Information. This Section 6.9 shall not apply to the disclosure of any Information to any Governmental Authority that is reasonably necessary to respond to any inquiry by any Governmental Authority.
ARTICLE VII
ADDITIONAL COVENANTS AND OTHER MATTERS
     Section 7.1 Further Assurances.
          (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties shall use its reasonable best efforts, prior to, on and after the Effective Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Law, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) On or prior to the Effective Date, WMB and WPX in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by WMB and WPX or any other Subsidiary of WMB or WPX, as the case may be, to effectuate the transactions contemplated by this Agreement.
     Section 7.2 Use of Names, Logos and Information.
          (a) No later than the Distribution Date, WPX shall cause to be filed with the Secretary of State (or other appropriate Governmental Authority) of the states in which its Subsidiaries are located or are doing business, an amendment to their certificates of incorporation or similar governing documents or qualification to do business to change the name of any Subsidiary with “Williams” in its name to a new name not confusingly similar to WMB’s name.
          (b) No later than the Distribution Date, WPX shall use reasonable best efforts to remove, and WPX shall cause each member of the WPX Group to remove, from their websites, and any other publicly distributed material (other than material required to be submitted for the purpose of regulatory filings and other similar documentation), any reference to WMB, and its business lines and plans and any names, logos, or trademarks associated therewith. WPX and each other member of the WPX Group shall cease all use of the WMB name (and any name confusingly similar thereto) and all trademarks and service marks associated therewith no later than the Distribution Date; provided that, if any member of the WPX Group is unable to comply with the foregoing requirements of this Section 6.2(b) for reasons outside of its reasonable control, WPX may request WMB to grant an extension of time beyond the Distribution Date, and WMB agrees not to unreasonably withhold or delay the granting of any such requested extension. Nothing in this Section 6.2(b) shall preclude WPX or its Subsidiaries from using the WMB name to indicate that WPX and members of the WPX Group were formerly associated with WMB, or from referring to WMB by its name for non-trademark and non-branding purposes as is permitted by applicable Law.
          (c) WPX shall not, and shall cause each member of the WPX Group not to, take any action, purport to take any action or otherwise hold itself out as having any authority to act on behalf of or represent in any way any member of the WMB Group. WPX shall indemnify, defend and hold harmless each of the WMB Indemnitees from and against any and all Liabilities of the WMB Indemnitees relating to, arising out of or resulting from a breach of this Section 7.2(c).
     Section 7.3 Non-Solicitation.
          (a) Without the prior consent of WMB, during the terms of the Administrative Services Agreement and the Transition Services Agreement and for a period of one year thereafter, WPX will not (and will cause each other WPX Entity not to) solicit for employment, directly or indirectly, any employee or contractor (including any contractor employed by a third party) of the WMB Entities that (i) is providing services to any WMB Entity or WPX Entity in connection with this Agreement or any Ancillary Agreement, or (ii) with whom any WPX Entity has, or will have, more than incidental contact pursuant to this Agreement or any Ancillary Agreement.
          (b) Without the prior consent of WPX, during the terms of the Administrative Services Agreement and the Transition Services Agreement and for a period of one year thereafter, WMB will not (and will cause each other WMB Entity not to) solicit for employment, directly or indirectly, any employee of WPX involved in the performance of WPX obligations under this Agreement or any Ancillary Agreement.
          (c) With respect to each of Sections 7.3(a) and 7.3(b) above, the prohibition on solicitation shall extend 90 days after the termination of any employee’s employment or, in the case of WMB employees, 90 days after the cessation of such employee’s involvement in the performance of all “Services” (as defined under the Administrative Services Agreement or the Transition Services Agreement). This provision shall not operate or be construed to prevent or limit any employee’s right to practice his or her profession or to utilize his or her skills for another employer or to restrict any employee’s freedom of movement or association.
          (d) Neither the publication of classified advertisements in newspapers, periodicals, Internet bulletin boards, or other publications of general availability or circulation, nor the consideration and hiring of persons responding to such advertisements, shall be deemed a breach of this Section 7.3, unless the advertisement and solicitation is undertaken as a means to circumvent or conceal a violation of this provision and/or the hiring party acts with knowledge of this hiring prohibition.

          (e) Each of the parties (i) acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Section 7.3 by such party (or any other member of such party’s Group), (ii) consents to a court of competent jurisdiction entering an order finding that the non-breaching party has been irreparably harmed as a result of any such breach and (iii) consents to the granting of injunctive relief without proof of actual damages as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7.3 but shall be in addition to all other remedies available at law or equity to the non-breaching party.
     Section 7.4 Conduct of WPX Business between Effective Date and Distribution Date. Subject to any additional restrictions in the Ancillary Agreements, during the period from the Effective Date through the Distribution Date, WPX covenants and agrees that the WPX Group as a whole will not, without WMB’s prior written consent (which WMB may withhold in its sole and absolute discretion): (a) acquire any businesses or other Assets, by means of merger, consolidation or otherwise, of any other Person, with an aggregate value of more than $50 million for all such acquisitions, (b) dispose of Assets held by the WPX Group, by sale or otherwise, with an aggregate value of more than $50 million for all such dispositions, or (c) acquire any equity or debt securities of any other Person, with an aggregate value of more than $50 million for all such acquisitions.
     Section 7.5 WMB Guarantees. During the period from the Effective Date through the Distribution Date, each of the parties shall use its reasonable best efforts to remove WMB as a guarantor under any guarantee relating exclusively to the WPX Business.
     Section 7.6 Directors’ and Officers’ Insurance. During the period from the Effective Date through the Distribution Date, WMB shall maintain in effect directors’ and officers’ liability insurance policies providing coverage for WPX’s directors and officers on terms and at limits no less favorable than those then in effect for WMB’s directors and officers. In addition, during the six-year period commencing on the Distribution Date, WMB shall maintain in effect directors’ and officers’ liability insurance policies providing coverage with respect to acts or omissions occurring or commencing prior to the Distribution Date for those WPX directors and officers who are covered by WMB’s directors’ and officers’ liability insurance policies as of or prior to the Distribution Date, at limits no less than those in effect for such WPX directors and officers as of the Distribution Date and on terms no less favorable than those in effect for WMB’s directors and officers. Other than as expressly provided in this Section 7.6, no WMB Entity shall have any obligation to maintain directors’ and officers’ liability insurance policies providing coverage for WPX’s directors and officers.
ARTICLE VIII
MUTUAL RELEASES; INDEMNIFICATION
     Section 8.1 Mutual Releases.
          (a) Except (i) as provided in Section 8.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any WPX Indemnitee is entitled to indemnification pursuant to this Article VIII, effective as of the Effective Date, WPX does hereby, for itself and each other WPX Entity and their respective Affiliates, predecessors, successors and assigns, and, to the extent WPX legally may, all Persons that at any time prior or subsequent to the Effective Date have been stockholders, directors, officers, members, agents or employees of WPX or any other WPX Entity (in each case, in their respective capacities as such), remise, release and forever discharge each WMB Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Effective Date have been stockholders, directors, officers, members, agents or employees of WMB or any other WMB Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Date, whether or not known as of the Effective Date.
          (b) Except (i) as provided in Section 8.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any WMB Indemnitee is entitled to indemnification pursuant to this Article VIII, WMB does hereby, for itself and each other WMB Entity and their respective Affiliates, successors and assigns, and, to the extent WMB legally may, all Persons that at any time prior to the Effective Date have been stockholders, directors, officers, members, agents or employees of WMB or any other WMB Entity (in each case, in their respective capacities as such), remise, release and forever discharge each WPX Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Effective Date have been stockholders, directors, officers, members, agents or employees of WPX or any other WPX Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Date, whether or not known as of the Effective Date.
          (c) Nothing contained in Section 8.1(a) or 8.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement, including the applicable Schedules hereto and thereto, or any arrangement that is not to terminate as of the Effective Date, as specified in Section 2.6(b). Nothing contained in Section 8.1(a) or 8.1(b) shall release any Person from:
               (i) any Liability provided in or resulting from any agreement among any WMB Entities and any WPX Entities that is not to terminate as of the Effective Date, as specified in Section 2.6(b), or any other Liability that is not to terminate as of the Effective Date, as specified in Section 2.6(b);

               (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement; or
               (iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 8.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 8.1 but for the provisions of this clause (iii).
          (d) WPX shall not make, and shall not permit any other WPX Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any WMB Entity, or any other Person released pursuant to Section 8.1(a), with respect to any Liabilities released pursuant to Section 8.1(a). WMB shall not, and shall not permit any other WMB Entity, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any WPX Entity, or any other Person released pursuant to Section 8.1(b), with respect to any Liabilities released pursuant to Section 8.1(b).
          (e) At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other party reflecting the provisions of this Section 8.1.
     Section 8.2 Indemnification by WPX. Subject to Section 8.4, WPX shall, and shall cause each of its Subsidiaries that is in the WPX Group as of the Effective Date to, jointly and severally indemnify, defend and hold harmless WMB, each WMB Entity and each of their respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “WMB Indemnitees”), from and against any and all Liabilities of the WMB Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
          (a) any WPX Liability, including the failure of WPX or any other member of the WPX Group or any other Person to pay, perform or otherwise promptly discharge any WPX Liabilities in accordance with their respective terms, whether prior to, on or after the Effective Date;
          (b) the WPX Business;
          (c) any breach by any WPX Entity of this Agreement or any of the Ancillary Agreements; and
          (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement or any IPO Prospectus, (ii) contained in any public filings made by WPX with the SEC following the Effective Date, and

(iii) provided by WPX to WMB specifically for inclusion in WMB’s annual or quarterly reports following the Effective Date; provided, however, that the indemnity provided in clauses (i) and (ii) of this Section 8.2(d) shall not apply to any WMB Indemnitee with respect to any Liability to the extent arising out of any untrue statement or omission or alleged untrue statement or omission contained in any information furnished in writing to WPX by WMB expressly for use in such filing.
Notwithstanding the foregoing, no WMB Indemnitee shall be entitled to indemnification under this Section 8.2 for any Liability for which any WPX Indemnitee is entitled to be indemnified pursuant to Sections 8.3(d) and 8.3(e) below.
     Section 8.3 Indemnification by WMB. Subject to Section 8.4, WMB shall, and shall cause each of its Subsidiaries that is in the WMB Group as of the Effective Date to, jointly and severally indemnify, defend and hold harmless WPX, each WPX Entity and each of their respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “WPX Indemnitees”), from and against any and all Liabilities of the WPX Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
          (a) any WMB Liability, including the failure of WMB or any other member of the WMB Group or any other Person to pay, perform or otherwise promptly discharge any WMB Liabilities in accordance with their respective terms, whether prior to, on or after the Effective Date;
          (b) the WMB Business;
          (c) any breach by any WMB Entity of this Agreement or any of the Ancillary Agreements; and
          (d) any cash payment determined to be owed by any WPX Entity in any of the pending proceedings set forth on Schedule 8.3(d) related to power marketing in California; provided, that WPX shall pay, or cause to be paid, to WMB any cash that a WPX Entity receives, or is entitled to receive, in connection with such proceedings, regardless of whether such amount exceeds any amount due from WMB to WPX pursuant to this clause; and
          (e) the pending proceedings set forth on Schedule 8.3(e) related to published gas price indices, including, solely for purposes of this Section 8.3(e), any Liability for indirect, punitive or consequential damages relating to such proceeding; provided, that if all or any portion of the indemnification obligation set forth in this Section 8.3(e) is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, then the parties will, to the extent permitted by law, take such actions as may reasonably be necessary in order to place the WPX Entities in the same position as if such obligation were fully valid, legal and enforceable.

Notwithstanding the foregoing, no WPX Indemnitee shall be entitled to indemnification under this Section 8.3 for any Liability to the extent arising out of any of the Contracts set forth on Schedule 8.3.
     Section 8.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
          (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of Insurance Proceeds and other amounts received that actually reduce the amount of the Liability for which indemnification is sought. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement under this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds and other amounts theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or other amounts therefor, then the Indemnitee will promptly pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or other amounts had been received, realized or recovered before the Indemnity Payment was made.
          (b) An insurer that would otherwise be obligated to defend or make payment in response to any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions of this Agreement) by virtue of the indemnification provisions hereof. For the avoidance of doubt, in no event shall any party be obligated to seek recovery from any insurer as a condition to obtaining the benefit of the indemnification provisions of this Agreement or any Ancillary Agreement.
          (c) If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.
          (d) Payments and reimbursements with respect to Tax-related Liabilities and Tax-related indemnities are governed exclusively by the Tax Sharing Agreement. To the extent of any inconsistency or conflict between this Agreement and the Tax Sharing Agreement with respect to any matter relating to WMB’s and WPX’s respective rights, responsibilities and obligations after the Distribution with respect to Taxes, the provisions of the Tax Sharing Agreement shall apply.

     Section 8.5 Third-Party Claims.
          (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) that is not a WMB Entity or a WPX Entity of any claim (including environmental claims and demands or requests for investigation or remediation of contamination) or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement (collectively, a “Third-Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as soon as promptly practicable, but no later than 30 days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and contain written correspondence received from the third party that relates to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee to give notice as provided in this Section 8.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article VIII, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice.
          (b) With respect to any Third-Party Claim:
               (i) Unless the parties otherwise agree, within 30 days after the receipt of notice from an Indemnitee in accordance with Section 8.5(a), an Indemnifying Party shall defend (and, unless the Indemnifying Party has specified any reservations or exceptions, seek to settle or compromise), at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. The applicable Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee. Notwithstanding the foregoing, the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee (A) for any period during which the Indemnifying Party has not assumed the defense of such Third-Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third-Party Claim in accordance with Section 8.5(a)) or (B) to the extent that such engagement of counsel is as a result of a conflict of interest, as reasonably determined by the Indemnitee acting in good faith.
               (ii) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee; provided, however, that such Indemnitee shall be required to consent to such entry of judgment or to such settlement that the Indemnifying Party may recommend if the judgment or settlement (A) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (B) involves only monetary relief which the Indemnifying Party has agreed to pay and could not reasonably be expected to have a significant adverse impact (financial or non-financial) on the Indemnitee, including a significant adverse impact on the rights, obligations, operations, standing or reputation of the Indemnitee (or any of its Subsidiaries or Affiliates), and (C) includes a full and unconditional release of the Indemnitee. Notwithstanding the foregoing, in no event shall an Indemnitee be required to consent to any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.
          (c) Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.
     Section 8.6 Additional Matters.
          (a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be timely asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue remedies as specified by this Agreement and the Ancillary Agreements.
          (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
          (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant, if reasonably practicable. If such substitution or addition cannot be achieved or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Agreement and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses, and the allocated costs of in-house counsel and other personnel), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.
     Section 8.7 Remedies Cumulative. The remedies provided in this Article VIII shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
     Section 8.8 Survival of Indemnities. The rights and obligations of each of WMB and WPX and their respective Indemnitees under this Article VIII shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any Liabilities.
     Section 8.9 Limitation on Liability. Except as may expressly be set forth in this Agreement, none of WMB, WPX, or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other WMB Indemnitee or WPX Indemnitee, as applicable, under this Agreement (a) to the extent that any such Liability resulted from any willful violation of Law or fraud by the party seeking indemnification or (b) subject to Section 8.3(e), for any indirect, punitive or consequential damages. Notwithstanding the foregoing, the provisions of this Section 8.9 shall not limit an Indemnifying Party’s indemnification obligations with respect to any Liability that any Indemnitee may have to any third party not affiliated with any member of the WMB Group or the WPX Group.
ARTICLE IX
TERMINATION
     Section 9.1 Termination. This Agreement and any Ancillary Agreement may be terminated at any time prior to the IPO Closing Date in the sole discretion of WMB without the approval of WPX. The obligations of the parties under Article IV (including the obligation to pursue or effect the Distribution) may be terminated by WMB if any time after the IPO Closing Date it determines, in its sole and absolute discretion, that the Distribution would not be in the best interests of WMB or its stockholders.
     Section 9.2 Effect of Termination. In the event of any termination of this Agreement prior to the IPO Closing Date, no party (or any of its directors or officers) shall have any Liability or further obligation to any other party with respect to this Agreement.
ARTICLE X
DISPUTE RESOLUTION
     Section 10.1 Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article X shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Effective Date), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any Person in the WMB Group and the WPX Group.
     Section 10.2 Escalation; Mediation.
     (a) It is the intent of the parties to use their respective commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, upon the written notice of either party, each party shall appoint a representative at an authority level above the level of the individuals who have been unable to resolve the dispute (the “Next Step Up Representatives”). The Next Step Up Representatives shall be appointed as determined in the discretion of each party considering the importance of the relationship, the complexity of the issues, and the size of the amounts in dispute. The parties shall allow for a period of 15 Business Days after the last representative is appointed and contact information provided to the other party for the Next Step Up Representatives to negotiate a resolution of the dispute before the parties are required to move to the mediation stage. This 15 Business Day period may be waived jointly in writing.
     (b) If the parties are not able to resolve the dispute, controversy or claim (except those relating to Environmental Liabilities, which are addressed in Section 10.2(c) below) through the escalation process referred to above, then either party may submit the dispute to mediation by written notice to the other party. The parties shall jointly retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. The mediator shall be selected by the parties. If the parties cannot agree on a mediator within 30 days after the notice to mediate, the International Institute for Conflict Prevention and Resolution (“CPR”) shall designate a mediator at the request of either party. Any mediator proposed by CPR must be reasonably acceptable to both parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any Proceeding (except those relating to Environmental Liabilities, which are addressed in Section 10.2(c) below) by either party.
     (c) If the parties are not able to resolve any technical or factual dispute, controversy or claim relating to Environmental Liabilities through the escalation process referred to above, then either party may submit the dispute to mediation by written notice to the other party. The parties shall jointly retain a technical mediator, such as a third-party environmental consultant or other person with specific technical expertise in the matter involved in the dispute, controversy or claim to aid the parties in their discussions and negotiations. The technical mediator shall be selected by the parties. If the parties cannot agree on a technical mediator within 30 days after the notice to mediate, CPR shall designate a technical mediator at the request of either party. Any technical mediator proposed by CPR must be reasonably acceptable to both parties. The technical mediator shall provide informal advice to the parties and, if requested by both parties, shall also provide a written opinion letter or report summarizing the matter in dispute, identifying any significant assumptions or informational gaps underlying that summary, and setting forth the conclusions and recommendations of the technical mediator. Unless mutually agreed by the parties in writing, any opinion expressed by the technical mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed or delivered by the technical mediator be admissible in any other proceeding. Costs related to the technical mediator’s work, including any investigation, data-gathering or sampling recommended by the technical mediator, shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Technical mediation shall be a prerequisite to the commencement of any Proceeding relating to Environmental Liabilities by either party.
          (d) For purposes of this Section 10.2:
               (i) “Environmental Laws” means all federal, state, local and foreign Laws, including all judicial and administrative orders, determinations, and consent agreements or decrees, that relate, in whole or in part, to Hazardous Substances, pollution, contaminants, harmful substances, protection of the environment or human health, including those that regulate the use, manufacture, generation, handling, labeling, testing, transport, treatment, storage, processing, discharge, disposal, release, threatened release, control, or cleanup of harmful substances, pollutants, contaminants, Hazardous Substances or materials containing such substances, regardless of when enacted or effective;
               (ii) “Environmental Liabilities” means any Liabilities arising out of or relating to the environment, human health, any Environmental Law, Hazardous Substances or exposure to Hazardous Substances, pollutants, contaminants or other harmful substances, including (A) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements, (B) costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability), (C) responsibility for any investigation, remediation, monitoring or cleanup costs, injunctive relief, tort claims, natural resource damages, and any other environmental compliance or remedial measures, in each case known or unknown, foreseen or unforeseen, and (D) any claims, suits or actions (whether third-party or otherwise) for any Liability, including personal injury or property damage; and
               (iii) “Hazardous Substances” means all materials, wastes or substances defined by, or regulated under, any Environmental Laws now or in the future and any substance that can give rise to any claim, suit or action (whether third-party or otherwise) for any Liabilities, including personal injury or property damage.
     Section 10.3 Court Actions.
          (a) In the event that any party, after complying with the provisions set forth in Section 10.2 above, desires to commence an Action, such party, subject to Section 11.11, may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction.
          (b) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and the Ancillary Agreements during the course of dispute resolution pursuant to the provisions of this Article X, except to the extent such commitments are the subject of such dispute, controversy or claim.

ARTICLE XI
MISCELLANEOUS
     Section 11.1 Corporate Power. WMB represents on behalf of itself and each other WMB Entity, and WPX represents on behalf of itself and each other WPX Entity, that:
          (a) each such Person is a corporation or other entity duly incorporated or formed, validly existing and in good standing under the Laws of the state or other jurisdiction of its incorporation or formation, and has all material corporate or other similar powers required to carry on its business as currently conducted;
          (b) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each other Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
          (c) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of such Person enforceable in accordance with the terms hereof and thereof.
     Section 11.2 Coordination with Certain Ancillary Agreements; Conflicts. In the event of any conflict or inconsistency between any provision of any of the Ancillary Agreements and any provision of this Agreement, the applicable Ancillary Agreement shall control over the inconsistent provisions of this Agreement as to the matters specifically addressed in such Ancillary Agreement.
     Section 11.3 Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all fees, costs and expenses paid or incurred in connection with the Separation and the performance of this Agreement and any Ancillary Agreement, whether performed by a third-party or internally, will be paid by the party incurring such fees or expenses, whether or not the Separation is consummated, or as otherwise agreed by the parties.
     Section 11.4 Amendment and Modification. This Agreement and the Ancillary Agreements may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.
     Section 11.5 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

     Section 11.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)	if to WMB or any other WMB Entity, to:

The Williams Companies, Inc. One Williams Center Tulsa, Oklahoma 74172-0172 Attention: General Counsel Facsimile: 918-573-5942 E-mail: james.bender@williams.com
(ii)	if to WPX or any other WPX Entity, to:

WPX Energy, Inc. One Williams Center Tulsa, Oklahoma 74172-0172 Attention: General Counsel Facsimile: 918-573-5942 E-mail: james.bender@williams.com
     Section 11.7 Interpretation. When a reference is made in this Agreement to a Section, Article, or Exhibit such reference shall be to a Section, Article, or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The word “day” when used in this Agreement shall mean “calendar day,” unless otherwise specified.
     Section 11.8 Entire Agreement. This Agreement and the Ancillary Agreements and the Exhibits, Schedules and Appendices hereto and thereto constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof. None of this Agreement or any of the Ancillary Agreements shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby and thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder. Notwithstanding any oral agreement or course of action of the parties or their representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
     Section 11.9 No Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any WMB Indemnitee or WPX Indemnitee in their respective capacities as such, nothing in this Agreement or the Ancillary Agreements, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement or the Ancillary Agreements.
     Section 11.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Oklahoma, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Oklahoma.
     Section 11.11 Submission to Jurisdiction. Except as otherwise specifically provided in any Ancillary Agreement, with respect to any suit, action or proceeding relating to this Agreement or any Ancillary Agreement (a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the state and federal courts located in Tulsa County, Oklahoma; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; and (c) consents to the service of process at the address set forth for notices in Section 11.6; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law.
     Section 11.12 Assignment. Except as specifically provided in any Ancillary Agreement, none of this Agreement, any of the Ancillary Agreements, or any of the rights, interests or obligations hereunder or thereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. If any party (or any of its successors or permitted assigns) (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and/or assets to any Person, then, and in each such case, the party (or its successors or permitted assigns, as applicable) shall ensure that such

Person assumes all of the obligations of such party (or its successors or permitted assigns, as applicable) under this Agreement and all applicable Ancillary Agreements.
     Section 11.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement and the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement or the Ancillary Agreements is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement or the Ancillary Agreements shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     Section 11.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 11.15 Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 11.16 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

THE WILLIAMS COMPANIES, INC.

By:

Name:
Title:

WPX ENERGY, INC.

By:

Name:
Title:
[Signature Page to Separation and Distribution Agreement]

Exhibit A
Contributed Entities
(such entities are held 100% by WPX Energy, Inc.
or its subsidiaries unless otherwise noted)
WPX Energy, Inc.
Williams Production Holdings LLC
Williams Production Ryan Gulch LLC
Williams Production RMT Company LLC
Fort Union Gas Gathering, L.L.C. (11.11%)
Bison Royalty LLC
Barrett Resources International Corporation
Dakota-3 E&P Company, LLC
D-3 Van Hook Gathering Services, LLC
Williams Production Company, LLC
Williams Production Rocky Mountain Company
Williams Production Mid-Continent Company
Williams Arkoma Gathering Company, LLC
Williams Production Keystone LLC
WPX Gas Resources Company
Williams Production Appalachia LLC
Williams Marcellus Gathering LLC
Diamond Elk, LLC
RW Gathering, LLC (50%)
Mockingbird Pipeline, L.P.
Williams Production — Gulf Coast Company, L.P.
WPX Enterprises, Inc.
WPX Energy Marketing, LLC
Northwest Argentina Corporation
Williams International Oil & Gas (Venezuela) Limited
[Exhibit A to Separation and Distribution Agreement]

Schedule 2.6(b)(v)
Surviving Agreements
1.	Gas Supply Fee Agreement by and between WPX Energy Marketing, LLC and Williams Energy (Canada), Inc. dated November 18, 2009.
2.	ISDA 2002 Master Agreement by and between WPX Energy Marketing, LLC and Williams Energy (Canada), Inc. dated January 1, 2009, along with each transaction thereunder.
3.	ISDA 2002 Master Agreement by and between WPX Energy Marketing, LLC and Williams Olefins, L.L.C. dated August 1, 2006, along with each transaction thereunder.
[Schedule 2.6(b)(v) to Separation and Distribution Agreement]

Schedule 8.3
Contracts Excluded From Indemnification
WGM Legacy Agreements with Current Deal Ending Date

Max of Maturity Date
Contract Type	Ext Legal	Deal #	Expiration
Broker Agreement (Exchange Cleared)	BNPPARIBCOMMOFUTURINC - LE	21358	12/31/2011
		21359	12/31/2011
		21363	6/30/2011
		21364	12/31/2011
		21365	12/31/2011
		21366	12/31/2011
		21367	12/31/2011
		21368	12/31/2011
		21369	12/31/2011
		21383	6/30/2011
		21384	3/31/2011
		21386	6/30/2011
		21434	3/31/2011
		21436	3/31/2011
		21445	6/30/2011
		21446	9/30/2011
		21906	12/31/2011
		21909	12/31/2011
		21911	12/31/2011
		21912	12/31/2011
		21920	12/31/2011
		21923	12/31/2011
		21930	12/31/2011
		21945	12/31/2013
		21956	12/31/2013
		21958	10/31/2011
		21964	10/31/2011
		21965	10/31/2011
		21976	3/31/2011
		21977	3/31/2011
		21981	10/31/2011
		21982	10/31/2011
		21983	3/31/2011
		21984	3/31/2011
		21985	3/31/2011
		24008	12/31/2012
		24009	12/31/2012
		24010	12/31/2012
		24011	12/31/2012
		24014	12/31/2012
		24015	12/31/2012
		24016	12/31/2012
[Schedule 8.3 to Separation and Distribution Agreement]

Max of Maturity Date
Contract Type	Ext Legal	Deal #	Expiration
		24017	12/31/2012
		24053	12/31/2012
		24054	12/31/2012
		24055	12/31/2012
		24056	12/31/2012
		24057	12/31/2012
		25677	12/31/2012
		25683	12/31/2012
		25696	12/31/2012
		25697	12/31/2012
		25698	12/31/2012
		27181	12/31/2012
		27182	12/31/2012
		27185	12/31/2012
		27186	12/31/2012
		27330	12/31/2011
		27606	12/31/2012
		27681	12/31/2012
		28950	12/31/2012
		29177	12/31/2012
		36432	3/31/2012
		36433	3/31/2012
		37318	3/31/2013
		37319	3/31/2013
		37320	3/31/2013
		37381	10/31/2012
		37382	10/31/2012
		37469	3/31/2012
		37651	3/31/2013
		37652	10/31/2013
		38606	3/31/2012
	BNPPARIBCOMMOFUTURINC - LE Total		12/31/2013
Broker Agreement (Exchange Cleared) Total			12/31/2013
ISDA (OTC Financial)	BARCLAYSBANKPLC - LE	20961	12/31/2012
		20962	12/31/2011
		20963	12/31/2012
		21015	12/31/2011
		21016	12/31/2011
		21042	10/31/2011
	BARCLAYSBANKPLC - LE Total		12/31/2012
	CITIGROUPENERGYINC - LE	20954	12/31/2012
		21043	3/31/2011
	CITIGROUPENERGYINC - LE Total		12/31/2012
	ELPASOMARKECOMPALLC - LE	20930	12/31/2015
		20931	12/31/2015
		20932	12/31/2013
		20933	12/31/2013
		20942	12/31/2012
		20949	12/31/2012
[Schedule 8.3 to Separation and Distribution Agreement]

Max of Maturity Date
Contract Type	Ext Legal	Deal #	Expiration
	ELPASOMARKECOMPALLC - LE Total		12/31/2015
	JPMORGAVENTUENERGCORPO - LE	20969	6/30/2011
		20972	6/30/2011
		20998	12/31/2011
		21031	6/30/2011
	JPMORGAVENTUENERGCORPO - LE Total		12/31/2011
	LOUISDREYFENERGSERVILP - LE	21003	12/31/2011
		21004	12/31/2011
		21025	12/31/2013
	LOUISDREYFENERGSERVILP - LE Total		12/31/2013
	MERRILYNCHCOMMOINC - LE	20970	3/31/2011
	MERRILYNCHCOMMOINC - LE Total		3/31/2011
	MORGASTANLCAPITGROUPINC - LE	20943	12/31/2011
		20944	12/31/2012
		21001	12/31/2011
		21002	12/31/2011
		33489	3/31/2011
	MORGASTANLCAPITGROUPINC - LE Total		12/31/2012
ISDA (OTC Financial) Total			12/31/2015
Master Buy/Sell	EQUILONENTERPRISESLLC - LE	20559	6/30/2011
	EQUILONENTERPRISESLLC - LE Total		6/30/2011
Master Buy/Sell Total			6/30/2011
Grand Total			12/31/2015
[Schedule 8.3 to Separation and Distribution Agreement]

Schedule 8.3(d)
California Gas Marketing Proceedings

Case	Jurisdiction	Williams Entities Named
San Diego Gas & Electric Company v. Sellers of Energy and Ancillary Services	FERC Docket No. EL00-95-000 et al	The Williams Companies, Inc; Williams Energy Marketing & Trading Company; Williams Power Company, Inc.

Investigation of Practices of the California Independent System Operator and the California Power Exchange	FERC Docket No. EL00-98-000 et al	The Williams Companies, Inc; Williams Energy Marketing & Trading Company; Williams Power Company, Inc.

Puget Sound Energy v. Sellers of Energy and Ancillary Services	FERC Docket No. EL01-10-000 et al	The Williams Companies, Inc; Williams Energy Marketing & Trading Company; Williams Power Company, nc.

California Independent System Operator	FERC Docket No. ER03-746-000	The Williams Companies, Inc.; Williams Power Company, Inc.

Investigation of Anomalous Bidding Behavior and Practices in Western Markets	FERC Docket No. IN03-10-000 et al	The Williams Companies, Inc; Williams Energy Marketing & Trading Company; Williams Power Company, Inc.

Fact-Finding Investigation Into Possible Manipulation of Electric and Natural Gas Prices	FERC Docket No. PA02-2-000 et al	The Williams Companies, Inc; Williams Energy Marketing & Trading Company; Williams Power Company, Inc.

State of California, ex rel. Bill Lockyer, Attorney General, v. British Columbia Power Exchange Corp.	FERC Docket No. EL02-71-000 et al	The Williams Companies, Inc; Williams Energy Marketing & Trading Company; Williams Power Company, Inc.
[Schedule 8.3(d) to Separation and Distribution Agreement]

Schedule 8.3(e)
Gas Price Indices Proceedings

Case	Jurisdiction	Williams Entities Named
In re: Western States Wholesale Natural Gas Antitrust Litigation, MDL 1566	District of Nevada (Judge Pro), Base Case File No. CV-S-03-1431-PMP (PAL)	The Williams Companies, Inc.; Williams Merchant Services Company, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

Arandell Corporation, et al. v. Xcel Energy, Inc. et al.	Wisconsin (Consolidated in to the above MDL 1566 matter) Case No. 02:07-CV-1019-PMP -PAL	The Williams Companies, Inc.; Williams Merchant Services Company, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

New Page Wisconsin System, Inc. v. CMS Resource Management Company et al.	Wisconsin (Consolidated in to the above MDL 1566 matter) Case No.: CV-S-09-0915-PMP (PAL)	The Williams Companies, Inc.; Williams Merchant Services Company, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

Breckenridge Brewery of Colorado, LLC, et al. v. ONEOK, Inc., et al.	Colorado (Consolidated in to the above MDL 1566 matter) Case No. 2:06-CV-01351-PMP-PAL	The Williams Companies, Inc.; Williams Merchant Services Company, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

Heartland Regional Medical Center, et al. v. ONEOK, Inc., et al.	Missouri (Consolidated in to the above MDL 1566 matter) Case No. 02:07-CV-00987-PMP-PAL	The Williams Companies, Inc.; Williams Merchant Services Company, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

J.P. Morgan Trust Company v. ONEOK, In., et al.	Kansas (Consolidated in to the above MDL 1566 matter) Case No. 02:05-CV-01331-PMP-PAL	The Williams Companies, Inc.; Williams Merchant Services Company, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

Learjet, Inc., et al. v. ONEOK, Inc., et al.	Kansas (Consolidated in to the above MDL 1566 matter) Case No. 02:06-CV	The Williams Companies, Inc.; Williams Merchant Services Company, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)

Scott Thompson Indemnification Claim	Not yet filed. Demand letter dated 12/28/10	The Williams Companies, Inc.; Williams Energy Marketing & Trading (now known as Williams Gas Marketing, Inc)
[Schedule 8.3(e) to Separation and Distribution Agreement]